Exhibit 10.1

SERVE ROBOTICS INC.

March 1, 2021

Touraj Parang

Dear Touraj:

Serve Robotics Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below. Your start date of employment with the Company is anticipated to be March 22, 2021 (such actual start date of your employment, the “Start Date”).

1. Position. You will start in a full-time position as COO and you will initially report to the Company’s CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Base Salary. You will be paid a starting salary at the rate of $250,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

3. Time-Based Equity Award; Milestone-Based Equity Award.

(a) Time-Based Equity Award. Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted a restricted stock award to purchase 666,040 shares of the Company’s Common Stock (the “Time-Based Equity Award”). The Time- Based Equity Award will vest over 4 years at the rate of 25% of the total number of Time-Based Equity Award shares on the 1 year anniversary of your Start Date and 1/48th of the total number of Time-Based Equity Award shares on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date.

(b) Milestone-Based Equity Award. In addition, subject to the approval of the Board, you will be granted an additional restricted stock award to purchase 333,020 shares of the Company’s Common Stock (the “Milestone-Based Equity Award”). The Milestone-Based Equity Award shall not commence vesting until the Milestone (as defined on Attachment A hereto) is achieved, as determined by the Board in its sole discretion, which determination will be final and binding (such achievement date, the “Milestone Achievement Date”), subject to your continuous service with the Company through such Milestone Achievement Date. If the Milestone is achieved, the Milestone-Based Equity Award will vest over 4 years thereafter at the rate of 1/48th of the total number of Milestone-Based Equity Award shares on each monthly anniversary of the Milestone Achievement Date, subject to your continuous service with the Company through each vesting date. Notwithstanding the foregoing, if the Milestone Achievement Date occurs on or prior to March 1, 2022, then 50% of the total number of Milestone-Based Equity Award shares shall be fully vested as of the applicable grant date, and the remaining 50% of the total number of Milestone-Based Equity Awards (the “Non-Accelerated Equity Award”) shares will vest over 4 years at the rate of 1/48th of the total number of Non-Accelerated Equity Award shares on each monthly anniversary of the Milestone Achievement Date, subject to your continuous service with the Company or one of its affiliates through each vesting date. For clarity, the Milestone must be achieved by no later than August 31, 2022. If the Milestone is not achieved by August 31, 2022, then no shares subject to the Milestone-Based Equity Award shall vest and instead, all such shares shall be subject to repurchase by the Company at the original purchase price.

(c) Additional Terms. The purchase price per share of the Time-Based Equity Award and the Milestone-Based Equity Award will be equal to the fair market value per share of the Company’s Common Stock on the date the Time-Based Equity Award and the Milestone-Based Equity Award are granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. As a condition to retaining the Time-Based Equity Award and the Milestone-Based Equity Award, you will be required to timely file a Section 83(b) Election with the IRS within 30 days of the date you purchase the applicable restricted stock award. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Time-Based Equity Award and the Milestone-Based Equity Award. The Time-Based Equity Award and the Milestone-Based Equity Award will be subject to the terms and conditions set forth in the Company’s 2021 Stock Plan and the Company’s standard form of restricted stock purchase agreement, which you will be required to sign. The Company’s standard form of restricted stock purchase agreement shall include a Company repurchase option in the event your continuous service with the Company terminates for any reason such that (i) any unvested shares subject to the Time-Based Equity Award and the Milestone-Based Equity Award at the time of such termination may be repurchased by the Company at the original purchase price paid for such shares and (ii) any vested shares subject to the Milestone-Based Equity Award at the time of such termination that occurs within four (4) years from your Start Date may be repurchased by the Company at a per share price based on a valuation of $500 million, as determined by the Board in good faith.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

5. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment B (the “CIIAA”).

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

9. Miscellaneous.

(d) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(e) Entire Agreement. This letter and the CIIAA sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(f) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution via DocuSign, facsimile copy or scanned image will have the same force and effect as execution of an original, and a DocuSign, facsimile or scanned image signature will be deemed an original and valid signature.

(g) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

If you wish to accept this offer, please sign and date this letter and the enclosed CIIAA and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, may be contingent upon a clearance of such a background investigation and/or reference check, if any.

We look forward to your favorable reply and to working with you at Serve Robotics!

Very truly yours,

SERVE ROBOTICS INC.

/s/ Ali Kashani
Ali Kashani, Co-founder & CEO

ACCEPTED AND AGREED:

Touraj Parang
(PRINT NAME)

/s/ Touraj Parang
(Signature)

3/1/2021
Date

Anticipated Start Date: March 22, 2021

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